Exhibit (p)(5)

CTC myCFO

Code of Ethics

Revised June 4, 2014

Introduction

Persons Covered by the Code

All CTC myCFO employees and contractors (“Access Persons”) and any CTC myCFO affiliated employees that Compliance deems an Access Person are covered by the Code of Ethics (the “Code”).

All employees covered by the Code are required to abide by the Code and all CTC myCFO policies and procedures. Together, the Code and the compliance-based policies and procedures set forth the standards of business conduct for employees of CTC myCFO and also specify personal securities transaction procedures designed to prevent unethical trading practices.

The development and implementation of a Code of Ethics results from regulatory requirements that our business is subject to. These requirements indicate the areas that should be covered or addressed within the Code along with supporting practices as they relate to the business activities of CTC myCFO.

The following Code outlines the broad requirements and considerations relating to sound and ethical business conduct and practice that CTC myCFO employees are required to observe.

In developing the Code, CTC myCFO strives to implement and give substance to its fundamental fiduciary principals and the laws that govern investment managers. CTC myCFO is committed to upholding its fiduciary responsibilities to clients, including the duties of honesty, good faith and fair dealing, and acting in the clients’ best interests while avoiding or disclosing conflicts of interest. The highest standards of professional conduct and the ethical behavior required to merit our clients’ trust and confidence are reflected in this Code.

CTC myCFO’s Code of Ethics is designed to:

•	protect CTC myCFO’s client by deterring misconduct;

•	educate persons covered by the Code regarding CTC myCFO’s expectations and the laws governing their conduct;

•	remind persons covered by the Code that they are in a position of trust and must act in accordance with this position of trust and responsibility;

•	protect CTC myCFO’s reputation;

•	guard against violation of the securities laws; and

•	establish procedures for employees to follow so that CTC myCFO may determine whether persons covered by the Code are complying with CTC myCFO’s ethical principles.

It is CTC myCFO’s goal that the Code be a clear statement of CTC myCFO’s purpose and values and a guiding and evolving document to meet these high standards. The Code summarizes the values, principals, and business practices that guide CTC myCFO’s business conduct. It is also intended to address securities related conduct and focus principally on fiduciary duty, personal securities transactions, insider trading, gifts and business entertainment, conflicts of interest, antitrust, and employment practices. Other topics, policies, and procedures are addressed in CTC myCFO’s compliance manual.

Definitions

Access Person includes any Supervised Person of CTC myCFO:

1.	Who has access to non-public information regarding CTC myCFO’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund or account; or

2.	Who is involved in making securities recommendations for CTC myCFO or who has access to such recommendations that are non-public.

3.	All employees and contractors of CTC myCFO and any other CTC myCFO affiliated employees that Compliance believes falls under either of the two categories referenced directly above are considered Access Persons unless it can be clearly demonstrated that they do not fall into category (1) or (2).

Supervised Person means:

1.	any partner, officer, director or employee of CTC myCFO (or other person occupying a similar status or performing similar functions) as well as any other persons (including contractors) who provide advice on behalf of CTC myCFO and/or are subject to the supervision and control of CTC myCFO.

2.	other persons of CTC myCFO include employees responsible for supporting CTC myCFO business operations, whether employed by CTC myCFO or other CTC myCFO related entities.

NOTE: Immediate family living in an Access Person’s household, including any relative by blood or marriage, and any domestic partner or “significant other,” are not considered Access Persons, however, the Code does extend to their personal brokerage accounts, transactions and holdings.

Temporary Exemption from the Code

The Chief Compliance Officer (“CCO”) may use his/her discretion to grant temporary exemption from the Code to employees of CTC myCFO on an approved leave of absence, provided the employees are not involved in the day-to-day activities of CTC myCFO. Exceptions should be structured to be as narrow as is reasonably practicable with the appropriate safeguards designed to prevent abuse of the exception.

Accounts and Securities Covered by the Code

The CTC myCFO Personal Trading and Insider Trading policy provides information on accounts and securities covered by the Code. Please refer to the Personal Trading and Insider Trading Policy for additional information and requirements.

Roles and Responsibilities

As noted in the introduction, CTC myCFO has an overarching fiduciary duty to its clients. It is the obligation of all employees to understand and uphold that duty. Both the firm and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.

This Code establishes a set of basic principles to guide all persons covered by the Code regarding the minimum requirements expected of them. It is not intended to provide an exhaustive list of all the detailed rules, regulations, and legal requirements that may apply. These general principles govern all conduct, whether or not the conduct is also covered by more specific standards and procedures. Failure to comply with CTC myCFO’s Code of Ethics may result in disciplinary action, including termination of employment. These general principles include:

•	The duty, at all times, to place the interests of clients first. Employees shall avoid serving their own personal interests ahead of the interests of CTC myCFO clients.

•	The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	The duty for employees not to take inappropriate advantage of their positions.

•	The fiduciary duty to maintain as confidential all information concerning the identity of security holdings and financial circumstances of clients.

•	The obligation for employees to conduct themselves with honesty, integrity, and professionalism.

•	Observing proper standards of market conduct.

•	Acting with due skill, care and diligence.

•	Dealing with regulators in an open and cooperative way and disclosing appropriately any information of which regulators would reasonable expect notice of.

•	Refraining from any deliberate acts, omissions or business practices that could be reasonably expected to cause a client harm.

•	Avoiding making any untrue statement, omitting a material fact or otherwise being misleading, including the use or misuse of false rumors.

Violations of the Code may result in disciplinary action, including but not limited to:

•	a verbal or written warning;

•	disgorgement of profits;

•	suspension of personal trading rights;

•	suspension of employment (with or without compensation), demotion, or termination of employment.

Standards of Business Conduct

CTC myCFO is committed to conducting its business in accordance with best practices and within regulatory rules, regulations and legal requirements, in a manner that manages conflicts of interest appropriately and seeks to avoid even the appearance of a conflict of interest. These practices are essential for maintaining client confidence, CTC myCFO’s reputation, and the regulatory licenses upon which our business depends. Employees are expected to observe a high standard of business and personal ethics and to exercise proper judgement in conducting CTC myCFO’s business.

Compliance with Laws and Regulations

Employees shall not engage in any activity that might involve CTC myCFO or its employees in a violation of applicable laws or regulations. Employees are responsible for adhering to legal standards and prohibitions applicable to their assigned duties and conduct themselves accordingly. CTC myCFO Compliance, and where appropriate, the services of CTC myCFO internal legal counsel, are available for advice and consultation.

Prohibitions – As part of this requirement, employees are not permitted to:

•	defraud a client in any manner;

•	mislead a client, including making a statement that omits material facts;

•	engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon a client;

•	engage in any manipulative practice with respect to a client; and

•	engage in any manipulative practice with respect to securities.

Policies and Procedures – CTC myCFO requires employees to adhere to all CTC myCFO policies and procedures, and the BMO First Principles (BMO’s Code of Business Conduct).

Conflicts of Interest

CTC myCFO, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients and to make full and fair disclosure or any material facts, particularly where CTC myCFO interests may conflict with clients’ interests. CTC myCFO will comply with this duty to avoid conflicts of interest by disclosing all material facts concerning any conflict that may arise with respect to any client.

Senior Management of CTC myCFO, Compliance and Legal are closely involved in discharging CTC myCFO’s duties regarding conflicts of interest. Each line of business is also asked to monitor and report any new conflicts or potential conflicts that have, or may have, arisen in the course of daily business. In addition, employees must try to avoid situations that have even the appearance of conflict or impropriety.

CTC myCFO created a Conflicts of Interest / Outside Business Activities policy to satisfy CTC myCFO’s regulatory obligation to establish, implement, and maintain an effective policy on conflicts of interest. The Conflicts of Interest / Outside Business Activities policy takes into account circumstances, of which CTC myCFO is or should be aware, that may give rise to a conflict of interest as a result of the structure and business activities of CTC myCFO. Please refer to the Conflicts of Interest / Outside Business Activities policy for additional information and requirements.

Personal Securities Transactions and Insider Trading

CTC myCFO has adopted principles governing personal investment activity which apply to all employees and those individuals designated as “Access Persons.” Please refer to the Personal Trading and Insider Trading policy for additional information and requirements.

Gifts and Business Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to CTC myCFO and its clients. Employees should never encourage a quid pro quo (“favor for favor”) business transaction or feel beholden to a person or firm. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other items or gestures of material value that could be construed to lead to an actual or perceived conflict of interest. Similarly, employees should not offer gifts, favors, entertainment, or other items or gestures of value that could be viewed as excessive or lavish or aimed at influencing decision making. Please refer to the Gifts and Business Entertainment policy for additional information and requirements.

Political Contributions

Neither CTC myCFO nor any director, officer, or employee may make any payment of any kind, either directly or indirectly, to any official of any government or government instrumentality, or to any political party or official, or any candidate for any political office, for the purpose of influencing an act or decision in order to help CTC myCFO obtain or retain business from, or direct business to, any person.

All activities of CTC myCFO and its employees must comply with the provisions of any applicable laws and may require pre-approval from Compliance. Employees are responsible for being familiar with the laws governing the jurisdiction in which they wish to make a political contribution. Please refer to the Political Contributions (Pay-to-Play) policy for additional information and requirements.

Confidentiality

Employees may not disclose or use confidential information (or remove confidential information from any premises of CTC myCFO) for any purpose other than in the performance of his or her duties for CTC myCFO.

Confidential information is all non-public information that, if disclosed, might be of use to competitors or harmful to CTC myCFO and its clients.

Confidential information also includes:

•	Technical information including but not limited to: methods, processes, compositions, systems, techniques, inventions, machines, computer programs, research projects, source codes, documentation, databases and process know-how; and

•	Business information including but not limited to: any client list or related client information, client account information, pricing data, sales records, invoices, information contained in client files and information provided by clients, sources of supply, financial information, investment holdings or recommendations, statements, agreements, marketing, production or merchandising system or plans, organizational charts, employee personnel information including contact information, product research and development, plans, designs, processes, procedures, financial forecasts, formulas, improvements, inventions.

The above obligations continue even after an employee’s tenure with CTC myCFO ends. Please refer to BMO Financial Groups Information Security Manual for Business (ISM) for additional information and requirements. The ISM can be located on BMO Financial Groups Global Information & Technology Risk Management intranet page (http://sites.bmogc.net/tando/gitrm/default.aspx) under the Governance tab.

Service on a Board of Directors - Public or Private Company

Because of the potential for conflicts of interest and insider trading issues, CTC myCFO requires employees to obtain pre-approval from their manager and Compliance, prior to accepting a position on a private organization’s board of directors or serving as a director of a public company. Employees must represent to his/her manager and Compliance that the opportunity of the position arose as a result of activities unrelated to their position at CTC myCFO, and that the position will not create a conflict of interest.

Private Company Going Public

CTC myCFO requires that an employee who is a director of a private company notify his/her manager and Compliance if that company goes public during the employee’s term as a director and must be able to represent that the opportunity to hold a position as director of a publicly traded company arose as a result of activities unrelated to their position at CTC myCFO, and that the position will not create a conflict of interest.

Other Outside Business Activities

In addition to addressing service on boards of organizations or companies, CTC myCFO has provisions addressing outside business activities:

•	General – CTC myCFO prohibits employees from engaging in outside business activities that interfere or could potentially interfere with their duties at CTC myCFO, CTC myCFO interests or the interests of CTC myCFO clients.

•	Disclosure – Regardless of whether an outside business activity is specifically addressed in the Code, an outside activity could potentially interfere with an employee’s duties at CTC myCFO, CTC myCFO’s interests or the interests of CTC myCFO clients. Therefore, employees are required to obtain pre-approval from their manager and Compliance prior to engaging in any outside business activity that could create a conflict.

Please refer to the Conflicts of Interest/Outside Business Activities policy for additional information and requirements.

Marketing and Promotional Activities

Employees are reminded that all oral and written statements, including those made to clients, prospective clients, client representatives, or the media, must be professional, accurate, balanced, and not misleading in any material manner.

Corporate Opportunities and Resources

CTC myCFO employees have a fiduciary duty to CTC myCFO to advance the firm’s legitimate interests when the opportunity to do so arises and to use corporate resources exclusively for that purpose. Corporate opportunities and resources must not be taken or used for personal gain. CTC myCFO employees are prohibited from using company property, information, resources or their company position for personal gain or personal advancement.

Improper Influence or Conduct on Audits

CTC myCFO employees and persons acting under their direction, are prohibited from taking any action to coerce, manipulate, mislead, hinder, obstruct or fraudulently influence any external auditor, internal auditor or regulator engaged in the performance of an audit or review of CTC myCFO financial statements or activities. CTC myCFO employees are required to cooperate fully with any such audit or review.

The following is a non-exhaustive list of actions that might constitute improper influence:

•	offering any form of financial incentive to an auditor including future employment or contracts for non-audit services;

•	knowingly providing an auditor with any misleading data, information or analysis;

•	seeking or threatening to have an audit engagement cancelled or partner removed because the auditor/partner objects to the firms accounting methods or other practices;

•	knowingly altering, tampering or destroying company documents;

•	knowingly withholding pertinent information; or

•	knowingly providing incomplete information.

Under the Sarbanes-Oxley Act, any false statement that is an attempt to deceive and investigator may result in criminal prosecution.

Protection and Proper Use of CTC myCFO Assets

CTC myCFO employees have a responsibility for safeguarding and making proper and efficient use of CTC myCFO property. Every CTC myCFO employee also has an obligation to protect CTC myCFO property from loss, fraud, damage, misuse, theft, embezzlement, or destruction. Any situations or incidents that could lead to the theft, loss, fraudulent or other misuse, or waste of CTC myCFO property should be reported to a supervisor or Compliance as soon as they come to an employee’s attention.

Regulatory Inquiries, Investigations and Litigation

Requests for Information

Governmental agencies and regulatory organizations may from time to time conduct surveys or make inquiries that request information about CTC myCFO, its clients or others that generally would be considered confidential or proprietary. All regulatory inquiries concerning CTC myCFO are to be handled by Compliance and Legal. Employees receiving such inquiries should refer such matters immediately to Compliance. Compliance will consult with Legal as necessary.

Types of Inquiries

Regulatory inquiries may be received by mail, e-mail, telephone or personal visit. Telephone or personal inquiries should be handled in a courteous manner and the caller or visitor should be informed that responses to such requests are the responsibility of CTC myCFO Compliance. Therefore, the caller/visitor should be asked to wait briefly while a call is made to the Compliance Officer for guidance on how to proceed. In the case of a telephone inquiry, the caller should be informed that his/her call will be promptly returned. Letter or e-mail inquiries should be forwarded promptly to the Compliance Officer, who will provide a response.

Responding to Information for Requests

Under no circumstance should any documents or materials be released without prior approval of applicable Lines of Business and the Compliance Officer. Likewise, no employee should have substantive discussions with any regulatory personnel without prior consultation with one of these individuals. Note that this policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel.

Use of Outside Counsel

It the responsibility of BMO Legal to inform and seek guidance from outside counsel in those instances deemed appropriate.

Regulatory Investigation

Any employee that is notified that they are the subject of a regulatory investigation, whether in connection with his or her activities at CTC myCFO or at a previous employer, must immediately notify the Compliance Officer.

Litigation

Any receipt or notification of a pending or threatened action against the firm should be brought to the immediate attention of CTC myCFO’s executive management, the Compliance Officer, and BMO Legal. These Lines of Business should also be informed of any instance in which an employee is sued in a matter involving his/her activities on behalf of CTC myCFO. Notice should also be given to these LOB’s upon receipt of a subpoena for information from CTC myCFO relating to any matter in litigation or receipt of a garnishment lien or judgment against the firm or any of its clients or employees. Legal will determine the appropriate response.

Antitrust and Fair Dealing

CTC myCFO believes that the welfare of consumers is best served by economic competition. CTC myCFO’s policy is to compete vigorously and successfully in today’s increasingly competitive business climate in compliance with all applicable antitrust, competition, and fair dealing laws. Employees should endeavor to deal fairly with clients, suppliers, competitors, and other employees. No one should take unfair advantage, especially through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices. The antitrust laws are designed to preserve a competitive economy and promote fair competition. Due to the complexity of these laws, if questions arise regarding antitrust and fair dealing laws, employees should contact Compliance who will seek advice and guidance from Legal.

Compliance Procedures

Certification of Compliance with the Code

Initial Certification – CTC myCFO is required to provide all employees with a copy of the Code and each employee is required to certify that they have:

•	received a copy of the Code;

•	read and understand all provisions of the Code;

•	agree to comply with the terms of the Code; and

•	received, completed, signed and returned to Compliance the “Compliance Disclosure Form.”

Acknowledgment of Amendments – CTC myCFO must provide employees with notice of any amendments to the Code, and employees must acknowledge that they have received, read and understand the Code and any amendments at least annually.

Annual Certification – Employees must certify at least annually that they have read, understand and have complied with the Code as well as other compliance-based firm policies.

If employees are unable to make such a representation, they are required to immediately report any violations to Compliance.

Certification Requirements

Initial and Annual Holdings Reports – CTC myCFO Compliance requires Access Persons to submit to Compliance, a report of all holdings in covered securities in which an Access Person has any direct or indirect beneficial ownership, within 10 days of becoming an Access Person. Access Persons must also initially disclose their account(s) holding the covered securities.

•	For newly designated Access Persons, the holdings information must be current as of a date no more than 45 days before the person became an Access Person.

•	Initial account and holdings disclosure information must be disclosed in the “Compliance Disclosure Form” and returned to Compliance within 10 days of hire.

•	Compliance will ensure receipt of the initial Disclosure Form from each new employee within 10 days of hire and maintain a copy of the Form in an CTC myCFO centralized compliance file.

Then on an annual basis thereafter, Access Persons must report their holdings in covered securities and certify to the accuracy of these holdings.

Quarterly Brokerage Accounts Report – CTC myCFO requires Access Persons to disclose the following information about any covered account opened during the quarter.

•	Name of the entity (i.e., broker, dealer, or bank) with whom the Access Person established the account

•	Account ID and name (registration)

•	Date the account was established

Quarterly Transaction Reports – Within 30 calendar days of the end of each calendar quarter, each Access Person is required to certify to all transactions in covered securities during the quarter. The following information is required when completing quarterly transaction certifications:

•	Account(s) in which the transaction(s) occurred

•	Security name and/or ticker

•	Date of the transaction (trade date)

•	Security type (e.g., equity, fixed income, option)

•	Nature of the transaction (e.g., buy, sell, cover)

•	Price of security at which the transaction was effected

•	Number of shares

Every Access Person shall certify quarterly regardless of whether reportable transactions occurred during the quarter.

Confidentiality of Reports – CTC myCFO assures Access Persons that their transactions and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from regulatory or government agencies.

Disclosure

Form ADV Disclosure

CTC myCFO is required to include in its Form ADV a description of the Code and a statement that CTC myCFO will provide a copy of the Code to any client or prospective client upon request.

Accuracy of Disclosure

Securities regulations and other laws impose public disclosure requirements on CTC myCFO and require it to regularly file reports, financial information disclosures, and make other submissions to various regulators. Such reports and submissions must comply with all applicable legal requirements and may not contain misstatements or omit material facts.

CTC myCFO employees who are directly or indirectly involved in preparing such reports and submissions, or who regularly communicate with the press, investors and analysts concerning CTC myCFO, must ensure, within the scope of the employee’s job activities, that such reports, submissions, and communications are full, fair, timely, accurate and understandable, and meet applicable legal requirements. This applies to all public disclosures, oral statements, visual presentations, press conferences and media calls concerning CTC myCFO, its financial performance and similar matters.

Administration and Enforcement of the Code

Training and Education

Compliance is responsible for training and educating employees regarding the Code. Ethics training for new hires will occur during compliance orientation and periodically thereafter. All employees are required to attend or participate in any required training sessions and read any applicable materials.

Review

Compliance is required to review, at least annually, the adequacy of the Code and the effectiveness of its implementation.

Reporting to CTC myCFO Board of Directors

Compliance will report their annual review of the Code to the CTC myCFO Board of Directors. Compliance will also escalate and report any material Code violations to the CTC myCFO Board of Directors.

Reporting Violations of the Code

All employees must report violations of CTC myCFO’s Code promptly to the Compliance Officer. Employees are required to report “apparent” or “suspected” violations in addition to actual or known violations of the Code. Employees should also refrain from any action or transaction that might lead to the appearance of a violation.

Retaliation

Any employee reporting in good faith any practices or actions that they believe to be inappropriate or inconsistent with CTC myCFO’s Code of Ethics or other CTC myCFO compliance policies are protected from retaliation. Retaliation against an individual for reporting a violation is prohibited and constitutes a further violation of the Code.

Type of Reporting - Employees are Required to Report

•	noncompliance with or violation of applicable laws, rules, and regulations;

•	fraud or illegal acts involving any aspect of CTC myCFO’s business;

•	material misstatements in regulatory filings, internal books and records, and clients’ records or reports;

•	activity that is harmful to clients;

•	breach of fiduciary duty; and

•	deviations from required controls and procedures that safeguard clients and CTC myCFO.

This list is not exhaustive and is not intended to limit they types of reporting required.

Confidentiality - Such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately.

Alternate Designee - In the event that the Compliance Officer is unreachable, employees may report violations to any member of the executive management team (provided that the Compliance Officer is subsequently notified of the reported violation(s)) or the BMO Ombudsman’s Office.

Advice - Employees should seek advice from Compliance with respect to any action or transaction that might violate the Code.

Sanctions

Any violation of the Code may result in disciplinary action that CTC myCFO deems appropriate, including, but not limited to:

•	a verbal or written warning;

•	disgorgement of profits;

•	suspension of personal trading rights;

•	suspension of employment (with or without compensation);

•	demotion; or

•	termination of employment

In addition, CTC myCFO may require the employee or other individual involved to reverse any personal trade at issue and forfeit any profit or absorb any loss from the trade. Violations of the Code may result in referral to civil or criminal authorities where appropriate.

Further Information Regarding the Code

Employees should contact the Compliance Officer regarding ethics-related questions.

Staff Awareness and Training

It is important that all employees of CTC myCFO fully understand their responsibilities as outlined in the Code. Compliance is responsible for training employees of CTC myCFO as to the employee’s responsibilities as outlined in this Code.

Records Maintenance and Retention

CTC myCFO will maintain the following records in a readily accessible place:

•	A copy of this Code of Ethics and each Code that has been in effect at any time within the past 5 years.

•	A record of any violation of the Code and any action taken as a result of such violation during the applicable quarter in which the violation occurred.

•	A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently or has been an employee within the past 5 years.

•	Holdings and transactions reports made pursuant to the CTC myCFO Personal Trading and Insider Trading policy, including brokerage confirmations and account statements made in lieu of these reports.

•	A list of the names of persons who are currently or have been employees and/or Access Persons of CTC myCFO.

•	A record of any decision and supporting reasons to approve the acquisition of securities by employees in limited of initial public offerings.

•	A copy of reports provided to CTC myCFO’s Board of Directors regarding the Code of Ethics.

•	All applicable documentation relating to the Code of Ethics, record retention, or personal trading, shall be maintained in accordance with the Books and Records Retention policy.

Annual Review/Periodic Testing

This Policy may be revised as needed to accommodate any changes in practices consistent with applicable regulations. Compliance, with the assistance of the lines of business, will review this Policy annually pursuant to regulatory requirements requiring CTC myCFO to have written policies and procedures in place to detect and prevent violations of the federal securities laws and to review policies at least annually to ensure that they remain adequate and effective.

Compliance will perform periodic testing of this policy to determine the operating effectiveness in accordance with annual risk-based compliance monitoring plans.